Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income was $2.0 million for the three-month period ended December 31, 2023 and $4.4 million for the six month period ended December 31, 2023.
●	Total loans increased by $24.9 million, or an annualized 7.0%, for the six-month period ended December 31, 2023.
●	Non-performing loans to total loans were 0.15%, of which 0.08% represents the government guaranteed portion as of December 31, 2023.
●	Total deposits decreased by $4.0 million, or an annualized 0.8%, for the six-month period ended December 31, 2023.
●	Shareholders’ equity increased $8.0 million, or an annualized 28.9%, for the six-month period ended December 31, 2023.

Minerva, Ohio — January 19, 2024 (OTCQX: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $2.0 million for the second quarter of fiscal year 2024, a decrease of $794 thousand, or 28.3%, from the same period last year. Earnings per share for the second quarter of fiscal year 2024 were $0.65 compared with $0.91 for the same period last year.

Net income was $4.4 million, or $1.43 per share, for the six months ended December 31, 2023, compared to $5.3 million, or $1.74 per share, for the six months ended December 31, 2022. The annualized return on average equity was 16.50% and the annualized return on average assets was 0.83% for the six-month period ended December 31, 2023. Net income and net interest income were impacted in fiscal year 2024 by the rapid increase in short-term market rates in 2022 and 2023 causing interest bearing liabilities to reprice faster than interest earning assets.

“Market interest rates have had an oversized impact on the bank’s cost of funds as competition for deposits remains abnormally high in this current environment. While the cost of funds has increased, the repricing of deposits has slowed. After softening from highs seen last spring, the commercial pipeline has stabilized. Our lenders continue to identify opportunities for new projects, and we are funding draws on previous commitments. As a result, loan balances increased by $17.3 million, or 2.4% in the three-month period ending December 31, 2023. Additionally, residential mortgage rates have declined significantly since peaking in October 2023 resulting in a slight uptick in mortgage activity. While short-term interest rates are negatively impacting consumer and business cash flow, the bank’s loan portfolio continues to perform well as total delinquency and nonperforming assets were 0.34% of total loan balances on December 31, 2023. We are offsetting margin compression through reinvestment of asset cash flow into higher yielding portfolios and increasing noninterest income and expense control initiatives. Staff attrition, reassignments, and job combinations have helped control noninterest expenses,” said Ralph J. Lober II, President & Chief Executive Officer. “Shareholders equity increased by $14.0 million, or 28.2% over the most recent quarter. The resulting $4.46 increase in book value reflects a $0.65 per share in earnings and a 32.8% improvement in accumulated other comprehensive loss over the last three months,” he continued.

Quarterly Operating Results Overview

Net income was $2.0 million, or $0.65 per share, for the three months ended December 31, 2023, compared to $2.8 million, or $0.91 per share, for the same prior year period.

Net interest income was $8.0 million for the three-month period ended December 31, 2023 and $8.8 million for the same prior year period. The net interest margin was 2.95% for the quarter ended December 31, 2023, 3.09% for the quarter ended September 30, 2023, and 3.53% for the quarter ended December 31, 2022. The yield on average interest-earning assets was 4.54% for the quarter ended December 31, 2023, compared with 4.03% for the same prior year period. The cost of funds increased to 2.17% for the quarter ended December 31, 2023, from 0.72% for the same prior year period. The yield on interest-earning assets as well as the cost of funds have been impacted by the rapid increase in short-term market interest rates in 2022 and 2023.

The provision for credit losses was $325 thousand for the three-month period ended December 31, 2023, compared with $225 thousand for the same period last year. Net charge-offs of $120 thousand were recorded for the three-month period ended December 31, 2023, compared with $96 thousand that were recorded for the three-month period ended December 31, 2022.

Other income increased by $87 thousand, or 7.5%, for the three-month period ended December 31, 2023, compared to the same prior year period primarily due to service charges on deposit accounts increasing by $41 thousand, or 10.5%, and debit card interchange income increasing by $43 thousand, or 8.1%.

Other expenses increased by $111 thousand, or 1.8%, for the three-month period ended December 31, 2023, compared to the same prior year period. Increases in the Federal Deposit Insurance Corporation (FDIC) assessment, equipment, and software maintenance expenses were partially offset by a decrease in professional expenses.

Year-to-Date Operating Results Overview

Net income was $4.4 million, or $1.43 per share, for the six months ended December 31, 2023, compared to $5.3 million, or $1.74 per share, for the same prior year period.

Net interest income was $16.1 million for the six-month period ended December 31, 2023, and $17.2 million for the same prior year period. The net interest margin was 3.03% for the year-to-date period ended December 31, 2023, and 3.51% for the same period ended December 31, 2022. The yield on average interest-earning assets was 4.51% for the year-to-date period ended December 31, 2023, compared with 3.90% for the same prior year period. The cost of funds increased to 2.05% for the year-to-date period ended December 31, 2023, from 0.57% for the same prior year period.

The provision for credit losses was $444 thousand for the six-month period ended December 31, 2023, compared with $635 thousand for the same period last year. Net charge-offs of $154 thousand, or 0.04% of total loans, were recorded for the six-month period ended December 31, 2023. Net charge-offs of $120 thousand, or 0.04% of total loans, were recorded for the six-month period ended December 31, 2022.

Other income increased by $113 thousand, or 4.9%, for the six-month period ended December 31, 2023, compared to the same prior year period primarily due to service charges on deposit accounts increasing by $70 thousand, or 8.9%, and debit card interchange income increasing by $54 thousand, or 5.0%. Also recorded within other income was a $79 thousand loss on the sale of securities as lower yielding securities were sold to reinvest at higher market rates.

Other expenses increased by $298 thousand, or 2.4%, for the three-month period ended December 31, 2023, compared to the same prior year period. Increases in salaries, employee benefits, FDIC insurance assessments, and debit card processing expenses contributed to the increase in other expenses for the six-month period ended December 31, 2023.

Balance Sheet and Asset Quality Overview

Total assets were $1.08 billion as of December 31, 2023 and $1.06 billion as of June 30, 2023. From June 30, 2023, total loans increased by $24.9 million, or an annualized 7.0%, and total deposits decreased by $4.0 million, or an annualized 0.8%.

Total available-for-sale securities decreased by $3.5 million to $276.1 million as of December 31, 2023, from $279.6 million as of June 30, 2023. The decline in the available-for-sale securities portfolio from June 30, 2023, was from a $8.8 million net reduction in the portfolio from sales and principal paydowns that were not reinvested into the portfolio and due to a $5.9 million improvement in the net unrealized mark to market loss. Total shareholders’ equity increased to $63.5 million as of December 31, 2023, from $55.5 million as of June 30, 2023, because of a reduction of $4.6 million in the accumulated other comprehensive loss from the mark-to-market of available-for-sale securities and from net income of $4.4 million for the first six months of fiscal year 2024 which was partially offset by cash dividends paid of $1.1 million. The total accumulated other comprehensive loss was $25.3 million as of December 31, 2023. Available-for-sale securities and shareholders’ equity were impacted by rapidly rising interest rates during 2022 and 2023 causing the accumulated other comprehensive loss to increase as available-for-sale securities are marked to fair market value. As market interest rates rise, the fair value of fixed-rate securities decline with a corresponding net of tax decline recorded in the accumulated other comprehensive loss portion of equity. This unrealized loss in securities is adjusted monthly for additional market interest rate fluctuations, principal paydowns, calls, and maturities. Consumers has significant sources of liquidity and therefore does not expect to have to sell securities to fund growth.

Non-performing loans were $1.1 million as of December 31, 2023, of which $602 thousand is guaranteed by the Small Business Administration. Excluding the guaranteed portion, non-performing loans were $532 thousand, or 0.07% of total loans as of December 31, 2023, and $104 thousand as of June 30, 2023. The allowance for credit losses (ACL) as a percent of total loans was 1.09% as of December 31, 2023 and June 30, 2023.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twenty-one full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Mahoning, Stark, and Summit counties in Ohio. Its market includes these counties as well as the sixteen contiguous counties in northeast Ohio, western Pennsylvania, and northern West Virginia. Information about Consumers National Bank can be accessed on the internet at https://www.consumers.bank.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and future plans, objectives and strategies of Consumers. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release. Risks and uncertainties that could adversely affect Consumers include, but are not limited to, the following: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, high unemployment rates; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income, pricing and liquidity pressures may result; a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; material unforeseen changes in the financial condition or results of Consumers National Bank’s (Consumers’ wholly-owned bank subsidiary) customers; legal proceedings, including those that may be instituted against Consumers, its board of directors, its executive officers and others; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions. While the list of factors presented here are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements included in this press release speak only as of the date made and Consumers does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Periods Ended		Six Month Periods Ended
Consolidated Statements of Income	Dec. 31, 2023	Dec. 31, 2022	Dec. 31, 2023	Dec. 31, 2022
Total interest income	$12,188	$10,026	$23,923	$19,100
Total interest expense	4,224	1,250	7,805	1,928
Net interest income	7,964	8,776	16,118	17,172
Provision for loan losses	325	225	444	635
Other income	1,242	1,155	2,399	2,286
Other expenses	6,431	6,320	12,696	12,398
Income before income taxes	2,450	3,386	5,377	6,425
Income tax expense	435	577	952	1,081
Net income	$2,015	$2,809	$4,425	$5,344
Basic and diluted earnings per share	$0.65	$0.91	$1.43	$1.74

Consolidated Statements of Financial Condition	December 31, 2023	June 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$12,785	$11,755	$13,302
Certificates of deposit in other financial institutions	2,237	2,501	3,264
Securities, available-for-sale	276,133	279,605	287,142
Securities, held-to-maturity	6,428	6,970	7,338
Equity securities, at fair value	386	386	367
Federal bank and other restricted stocks, at cost	2,724	2,168	2,583
Loans held for sale	997	764	100
Total loans	735,227	710,362	664,969
Less: allowance for credit losses	7,987	7,724	7,675
Net loans	727,240	702,638	657,294
Other assets	52,414	53,237	41,766
Total assets	$1,081,344	$1,060,024	$1,013,156
Liabilities and Shareholders’ Equity
Deposits	$948,548	$952,533	$906,152
Other interest-bearing liabilities	51,824	35,143	49,983
Other liabilities	17,462	16,864	6,624
Total liabilities	1,017,834	1,004,540	962,759
Shareholders’ equity	63,510	55,484	50,397
Total liabilities and shareholders’ equity	$1,081,344	$1,060,024	$1,013,156

	At or For the Six Months Ended
Performance Ratios:	December 31, 2023	December 31, 2022
Return on Average Assets (Annualized)	0.83%	1.06%
Return on Average Equity (Annualized)	16.50	21.01
Average Equity to Average Assets	5.00	5.07
Net Interest Margin (Fully Tax Equivalent)	3.03	3.51

Market Data:
Book Value to Common Share	$20.40	$16.31
Dividends Paid per Common Share (YTD)	$0.36	$0.34
Period End Common Shares	3,112,564	3,089,361

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.04%	0.04%
Non-performing Assets to Total Assets	0.12%	—%
ACL to Total Loans	1.09	1.15